AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ZIVARO Holdings, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Financial Officer and Secretary of ZIVARO Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby make this Amended and Restated Certificate of Designations (this “Certificate of Designations”) and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Convertible Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock’’) and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated October 18, 2017, the Board of Directors designated 2,000,000 shares of the Preferred Stock as Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof were as provided in the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on October 18, 2017.

THIRD: No shares of Series A Preferred Stock have been issued and no shares of Series A Preferred Stock are issued or outstanding as of the date hereof.

FOURTH: By unanimous written consent of the Board of Directors of the Corporation dated March 19, 2018, the Board of Directors determined to amend and restate the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock to provide that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof, are amended and restated in their entirety to provide as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series A Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series A Convertible Preferred Stock” par value $.0001 per share (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designation.

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(a) Number and Stated Value. The number of authorized shares of the Series A Preferred Stock is 2,000,000 shares. Each share of Series A Preferred Stock shall initially have a Stated Value of $5.50 (the “Stated Value”), which shall be adjusted as set forth herein.

(b) Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive dividends on shares of Series A Preferred Stock at a rate of one percent (1%) per month, compounded annually, on the Stated Value per share in effect immediately prior to such dividend, which shall not be payable in cash or shares but which shall accrue on the shares of Series A Preferred Stock until the same are converted into shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) pursuant to the terms and conditions of this Certificate of Designations and which shall increase the Stated Value as the same may accrue until such conversion the (“Dividend”). Dividends for a partial year shall be prorated and dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Other than as set forth in this Section 1(b), the Series A Preferred Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(c) Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation (each, a “Liquidation Event”), the holders of the Series A Preferred Stock (each, a “Series A Holder”) shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount per share (the “Series A Liquidation Preference”) equal to the Stated Value per share at the time of such Liquidation Event. If, upon such Liquidation Event and after the payment of preferential amounts required to be paid to holders of any series of Preferred Stock having a ranking upon liquidation senior to the Series A Preferred Stock, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for both the payment of the full Series A Liquidation Preference and the preferential amounts (if any) required to be paid to holders of any other series of Preferred Stock having a ranking upon liquidation pari passu with the Series A Preferred Stock, such assets as are so available shall be distributed among the Series A Holders and the holders of any other series of Preferred Stock having a ranking upon liquidation pari passu with the Series A Preferred Stock in proportion to the relative aggregate preferential amount each such holder is otherwise entitled to receive. After the payment or the setting apart for payment to the Series A Holders and to the holders of any other series of Preferred Stock having a ranking upon liquidation senior to the Common Stock of the preferential amounts so payable to them, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

(d) Participation. Other than as set forth herein, the Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other classes of Preferred Stock of the Corporation.

(e) Vote. The Series A Preferred Stock shall not have any voting rights.

(f) Conversion. Each share of Series A Preferred Stock shall be converted or convertible into a number of shares of Common Stock (the “Series A Conversion Shares”) equal to the Stated Value divided by $5.50, subject to adjustment as set forth below, as follows:

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(i)	Voluntary Conversion. Share of Series A Preferred Stock shall be convertible into Series A Conversion Shares at the option of the applicable Series A Holder. A Series A Holder shall effect conversions pursuant to this Section 1(f)(i) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Series A Notice of Conversion”). Each Series A Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the number of shares of Common Stock to be received, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series A Holder delivers such Series A Notice of Conversion to the Corporation (such date, or any date on which an automatic conversion of Series A Preferred Stock is effective pursuant to Section 1(f)(ii) or any date on which the Corporation elects to convert any shares of Series A Preferred Stock pursuant to Section 1(f)(iii), the “Series A Conversion Date”). If no Series A Conversion Date is specified in a Series A Notice of Conversion, the Series A Conversion Date shall be the date that such Series A Notice of Conversion is deemed delivered hereunder. No ink-original Series A Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series A Notice of Conversion form be required. The calculations and entries set forth in the Series A Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Series A Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Series A Conversion Date at issue.

(ii)	Automatic Conversion. Each share of Series A Preferred Stock shall be automatically converted into Series A Conversion Shares automatically on the first Business Day following the earlier to occur of (1) the Common Stock being listed for trading on the NASDAQ Stock Market and (2) a minimum of $100,000 of daily dollar volume (based on the trading price of the Common Stock in the over-the-counter market for the Common Stock as reported by Nasdaq), being traded on any level of the over-the-counter market for a consecutive 5 Trading Day (as defined below) period. Upon any such conversion pursuant to this Section 1(f)(ii), the Corporation shall, upon surrender by the applicable Series A Holders of the certificate(s) representing the shares of Series A Preferred Stock to the Corporation, issue to the applicable Series A Holders the applicable number of Series A Conversion Shares. In the event that a Series A Holder does not surrender to the Corporation the certificate(s) representing the shares of Series A Preferred Stock as required by this Section 1(f)(ii), the Corporation shall nonetheless have the right to record in the books and records of the Corporation the Series A Holder as the holder of the applicable Series A Conversion Shares. For purposes herein “Trading Day” means a day on which trading of the Common Stock occurs on any over-the-counter markets.

(iii)	Conversion at the Election of the Corporation. Each share of Series A Preferred Stock shall be automatically converted into Series A Conversion Shares at any time following the one year anniversary of the issuance of the applicable shares of Series A Preferred Stock, upon the election of the Corporation. Upon any such conversion pursuant to this Section 1(f)(iii), the Corporation shall, upon surrender by the applicable Series A Holders of the certificate(s) representing the shares of Series A Preferred Stock to the Corporation, issue to the applicable Series A Holders the applicable number of Series A Conversion Shares and a new certificate for any remaining shares of Series A Preferred Stock held by such Series A Holders. In the event that a Series A Holder does not surrender to the Corporation the certificate(s) representing the shares of Series A Preferred Stock as required by this Section 1(f)(iii), the Corporation shall nonetheless have the right to record in the books and records of the Corporation the Series A Holder as the holder of the applicable Series A Conversion Shares and the applicable reduced number of shares of Series A Preferred Stock.

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(iv)	Adjustment. In the event of any forward or reverse split of the Common Stock, the conversion ratio of the Series A Preferred Stock shall be proportionately and equitably adjusted automatically. By way of example and not limitation, in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, each share of Series A Preferred Stock not so converted as of such time shall thereafter be convertible into one half (1/2) of a share of Common Stock, assuming that the Stated Value in effect at such time is $5.50. By way of further example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, each share of Series A Preferred Stock not so converted as of such time shall thereafter be convertible into two (2) shares of Common Stock, assuming that the Stated Value in effect at such time is $5.50.

(v)	Reissuance. Shares of Series A Preferred Stock converted into Common Stock pursuant to the terms of this Certificate of Designations may not be reissued by the Corporation.

(vi)	Mechanics of Conversion

(A)	Delivery of Series A Conversion Shares Upon Conversion. Not later than five (5) Business Days (as defined below) after each Series A Conversion Date (the “Series A Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Series A Holder the number of Series A Conversion Shares being acquired upon the conversion of the Series A Preferred Stock. For purposes hereof, “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

(B)	Failure to Deliver Series A Conversion Shares. If, in the case of any Series A Notice of Conversion, such Series A Conversion Shares are not delivered to or as directed by the applicable Series A Holder by the Series A Share Delivery Date, the Series A Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Series A Conversion Shares, to rescind such Series A Notice of Conversion, in which event the Corporation shall promptly return to the Series A Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Series A Holder shall promptly return to the Corporation the Series A Conversion Shares issued to such Series A Holder pursuant to the rescinded Series A Notice of Conversion.

(C)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Series A Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

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(D)	Transfer Taxes and Expenses. The issuance of Series A Conversion Shares on conversion of Series A Preferred Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series A Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series A Conversion Shares upon conversion in a name other than that of the Series A Holders of such shares of Series A Preferred Stock, and the Corporation shall not be required to issue or deliver such Series A Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g) Registration Rights. A Series A Holder may enter into a registration rights agreement with the Corporation containing such terms and conditions as are acceptable to the parties, including granting to the Series A Holder the right to require the Corporation to register Series A Conversion Shares (the “Demand Registration Rights”). The Demand Registrations Rights of a particular Series A Holder shall be subject, at all times and in all respects, to the provisions of this Certificate of Designations and the terms and conditions of the above-described registration rights agreement.

(h) Reservation. So long as any Series A Preferred Shares are outstanding, the Corporation shall take any and all actions necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Shares, at least the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Shares in full.

Section 2. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holders shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service addressed to each Series A Holder at the email, facsimile, telephone number or address of such Series A Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series A Holder. Any notice or other communication or delivery hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) prior to 5:30 p.m. (Eastern time); (ii) upon receipt of a return receipt if sent via email; (iii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iv) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

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(b) Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFTCATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(c) Lost or Mutilated Series A Preferred Stock Certificate. If a Series A Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d) Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as, or be construed to be a waiver of, any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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IN WITNESS WHEREOF, ZIVARO Holdings, Inc. has caused this Amended and Restated Certificate of Designation to be signed by a duly authorized officer on this 19th day of March, 2018.

ZIVARO Holdings, Inc.

/s/ Laura Anthony
Name:	Laura Anthony
Title:	Chief Financial Officer and Secretary

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Annex A

Notice of Conversion

Of Shares of Series A Preferred Stock

Subject to the provisions of the Certificate of Incorporation of ZIVARO Holdings, Inc., a Delaware corporation (the “Corporation”), the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock of the Corporation, par value $0.0001 per share (the “Series A Preferred Stock”) indicated below into shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock held prior to conversion:

Number of shares of Series A Preferred Stock to be converted:

Number of shares of Common Stock to be issued:

Number of shares of Series A Preferred Stock to be held after conversion:

Address for Delivery:

Series A Holder Name:

Signature:

By:

Title (if applicable):

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